Exhibit 10.34

AMENDMENT NO. 2 TO CHILL HOLDINGS, INC.

2008 STOCK INCENTIVE PLAN

(EFFECTIVE AS OF MARCH 3, 2010)

This AMENDMENT NO. 2 TO THE CHILL HOLDINGS, INC. 2008 STOCK INCENTIVE PLAN (the “Amendment”) is hereby adopted and approved by the Board of Directors of Goodman Global Group, Inc. (f/k/a Chill Holdings, Inc.) (the “Company”) as of the date set forth above.

Pursuant to the authority granted under Section 15 of the Chill Holdings, Inc. 2008 Stock Incentive Plan (as amended from time to time, the “Plan”), the Board of Directors of the Company hereby amends the Plan as follows:

1. Amendment of Section 4(a) of the Plan. Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“Shares Reserved for Issuance Under the Plan. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate six million, eight hundred and thirty-four thousand, nine hundred and twenty-three (6,834,923) shares of Common Stock (the “Share Reserve”). The Share Reserve shall be reduced by the number of shares of Common Stock: (i) issued pursuant to a Stock Award, including a Stock Award issued pursuant to Section 3(b), or (ii) to the extent that a distribution pursuant to a Stock Award is made in cash, by the number of shares of Common Stock bearing a value equal to the amount of the cash distribution as of the time that such amount was determined. The maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options shall be 6,834,923 shares of Common Stock (the “ISO Limit”).”

2. General. References to the “Plan” contained in the Plan shall mean the Plan as amended by this Amendment. Except as expressly provided herein, the Plan shall remain unchanged and in full force and effect.

Adopted by the Board of Directors of Goodman Global Group, Inc. on March 3, 2010.